   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 2000
                                                    REGISTRATION NO. 333-94083

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                AMENDEMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                 dreamlife, inc.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   ----------

          DELAWARE                                           52-1373960
(STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

                           425 WEST 15TH ST., FLOOR 3R
                            NEW YORK, NEW YORK 10011
                                 (212) 313-9400
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                                   ----------

                                   BETH POLISH
                      PRESIDENT AND CHIEF OPERATING OFFICER
                                 dreamlife, inc.
                           425 WEST 15TH ST., FLOOR 3R
                            NEW YORK, NEW YORK 10011

                              (NAME AND ADDRESS OF
                               AGENT FOR SERVICE)

                                 (212) 313-9400
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                           MARTIN H. LEVENGLICK, ESQ.
                             RUBI FINKELSTEIN, ESQ.
                       ORRICK, HERRINGTON & SUTCLIFFE LLP
                                666 FIFTH AVENUE
                            NEW YORK, NEW YORK 10103
                   (212) 506-5000 (PHONE) (212) 506-5151 (FAX)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement is declared effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

===============================================================================

PROSPECTUS



                                1,843,270 SHARES

                                 DREAMLIFE, INC.

                                  COMMON STOCK

                                -----------------

         The selling stockholders identified in this prospectus are offering up to 1,843,270 shares of common stock of dreamlife, inc. Our shares are traded on the OTC Bulletin Board under the symbol "DLIF." The last reported sale price for the shares on the OTC Bulletin Board on January 27, 2000 was $13.00 per share.



         We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. We are not offering any shares for sale under this prospectus. See "Selling Stockholders" starting on page 13 for a list of the selling stockholders. See "Plan of Distribution" starting on page 18 for a description of how the shares can be sold.

                                -----------------

         INVESTING IN THE SHARES INCLUDES RISKS. FOR MORE INFORMATION, PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                                -----------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------


                 The date of this prospectus is January 28, 2000

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

Summary..........................................................................................................3
Risk Factors.....................................................................................................4
Forward-Looking Statements......................................................................................12
Use of Proceeds.................................................................................................12
Selling Stockholders............................................................................................13
Plan of Operation...............................................................................................15
Plan of Distribution............................................................................................18
Description of Securities to be Registered......................................................................20
Legal Matters...................................................................................................20
Experts.........................................................................................................20
Where You Can Find More Information.............................................................................21
Incorporation of Documents by Reference.........................................................................21
Index to Financial Statements..................................................................................F-1



         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The shares are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate after the date of such document.

                                     SUMMARY

         dreamlife, inc. is developing a network that will focus on personal and professional self-improvement for individuals. We intend to use the Internet to offer self-improvement courses, seminars, live audio and video appearances by experts, chat rooms and an electronic commerce web site at dreamlife.com. Our objective is to become the leader in the delivery of personal and professional self-improvement content, services and interactive sales.

         Our principal executive offices are located at 425 West 15th Street, Floor 3R, New York, New York 10011. Our telephone number is (212) 313-9400. Our web site is currently under development. The information included on our web site is not intended to be part of this prospectus.

                                  RISK FACTORS

         In this section, we highlight the significant risks associated with dreamlife's business and operations. Investing in our common stock involves a high degree of risk. You should be able to bear a complete loss of your investment. To understand the level of risk, you should carefully consider the following risk factors, as well as the other information found in this prospectus, when evaluating an investment in the shares.

         WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS. We will require additional financing before the end of the third quarter of 2000. We may not be able to obtain the financing or obtain it on terms acceptable to us. Without additional financing, we may be forced to delay, scale back or eliminate some or all of our product development, marketing and other corporate programs. Our business, operating results and financial condition may be materially harmed if revenues do not develop, grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be reduced accordingly, or if we cannot obtain additional financing.

         WE FACE DIFFICULTIES TYPICALLY ENCOUNTERED BY DEVELOPMENT STAGE COMPANIES IN NEW AND RAPIDLY EVOLVING MARKETS BECAUSE OF OUR NEW INTERNET INITIATIVE. We have just recently begun developing an online network that will initially focus on personal and professional self-improvement. An investor purchasing our common stock must therefore consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, such as online commerce. These risks include our ability to:

         -   develop our web site;

         -   acquire rights to content for our web site;

         -   create a customer base;

         - respond to changes in a rapidly evolving and unpredictable business environment;

         -   maintain current and develop new strategic relationships;

         -   manage growth;

         -   continue to develop and upgrade our technology; and

         -   attract, retain and motivate qualified personnel.

We cannot assure you that any services or products developed by dreamlife, independently or with collaborative partners, will achieve market acceptance with customers.

         WE LACK REVENUES AND EXPECT SIGNIFICANT CONTINUING LOSSES, WHICH COULD DECREASE THE VALUE OF YOUR shares. We have not yet generated revenues from our proposed Internet business and expect to continue to incur significant operating losses and net losses for at least the next several years. We expect that our operating expenses will increase substantially as we continue to expand our business. As a result, we will need to generate significant revenues to achieve profitability. We may not be able to do so.

         WE DO NOT YET HAVE A WEB SITE THAT IS OPERATIONAL. We are in the process of building an online network that will focus on personal and professional self-improvement for individuals. Our initial web site is currently in the development stage and significant additional infrastructure and programming is necessary before we can bring our fully functional web site to market. Until our web site is fully operational, we will not generate any revenues from our proposed Internet business.

         WE DEPEND ON ANTHONY ROBBINS, OUR CHAIRMAN, TO PROVIDE CONTENT FOR OUR WEB SITE. We have an agreement with Mr. Robbins, an internationally recognized leader in peak performance and results coaching, and Robbins Research International, Inc., a company controlled by Mr. Robbins, that provides us with content for use on our web site and allows us to use related intellectual property on our web site.

         The agreement with the Robbins group may be terminated

          - if, after the tenth anniversary of the launch of the web site on which Robbins content is offered, we do not meet financial benchmarks specified in the agreement by such time;

          - if, beginning after the eleventh anniversary of the launch date, dreamlife does not meet specified promotional criteria on an annual basis;

          - if a material term of specified agreements between dreamlife and the Robbins group is breached without cure; or

          - if we become insolvent, are liquidated, dissolved, or the subject of specified bankruptcy proceedings.

         If our agreement with the Robbins group is terminated, our business will be materially adversely affected.

         WE DEPEND ON A CO-MARKETING ARRANGEMENT WITH THE LEARNING ANNEX. We have an agreement with The Learning Annex, the leading provider of continuing education courses in five cities in the United States and Canada, that gives us the exclusive right to use The Learning Annex's intellectual property online and to sell certain of The Learning Annex's merchandise online. If our agreement with The Learning Annex is terminated due to our inability to pay the license fee, or otherwise, our business will be materially adversely affected.

         CONTENT ON OUR WEB SITE MAY NOT ATTRACT SUFFICIENT NUMBERS OF CUSTOMERS AND ADVERTISERS. dreamlife's future success will depend upon our ability to create, license and deliver compelling Internet self-improvement-related content to attract users to our web site to purchase services and related merchandise and to attract advertisers to our web site. We cannot assure you that dreamlife's content will be attractive to a sufficient number of users to generate significant revenues. We cannot assure you that dreamlife will be able to anticipate, monitor and successfully respond to rapidly changing consumer tastes and preferences so as to continually attract large numbers of users to our web site. If we are unable to develop Internet content that allows us to attract, retain and expand a loyal user base, our business, operating results and financial condition will be materially adversely affected.

         WE WILL RELY, IN PART, ON LICENSED THIRD-PARTY CONTENT FOR USE ON OUR WEB SITE. We plan to license self-improvement content for our web site in order to attract and retain users and advertisers. If we are unable to obtain desirable content from our current licensors or from new licensors, it will affect the number of visits to our web site, which could materially harm our business. In addition, if we are unable to obtain content at an acceptable cost, it could materially harm our ability to compete and our operating results and financial condition.

         OUR SUCCESS DEPENDS ON OUR KEY PERSONNEL. Our success is substantially dependent on the ability and experience of our senior management and other key personnel, particularly Beth Polish, our President and Chief Operating Officer, and Anthony Robbins, our Chairman of the Board and provider of content for use on our web site. We do not have any employment contracts with members of our senior management or other key personnel. If one or more members of our management team become unable or unwilling to continue in their present positions, our business could be materially harmed.

         Our senior management team will be assembled in a very short period. These individuals will likely not have previously worked together. The ability of our senior managers to work together effectively as a team is critical to successfully managing our growth. In addition, to manage our anticipated growth, we must hire more employees. Competition for personnel, particularly those having software development and other technical expertise, is intense. If we are unable to hire additional qualified employees, our growth could be impaired.

         OUR SUCCESS DEPENDS ON THE CONTINUED GROWTH OF ONLINE COMMERCE. Use of the Internet by consumers is in its early stages and, as a result, the degree of acceptance of the Internet as a medium for commerce is uncertain. If online commerce does not continue to grow or grows more slowly than expected, our business will be materially harmed. A number of factors could slow the growth of online commerce, including the following:

          - the network infrastructure required to support a substantially larger volume of transactions may not be developed;

          -    government regulation may increase;

          - telecommunications capacity problems may result in slower response times; and

          - consumers may have concerns about the security of online commerce transactions.

         WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE COMPETITORS. dreamlife's success will depend upon our ability to attract customers by providing high-quality content and value-added services. dreamlife must also attract significant sources of revenues from paid advertisements and sponsorships on our web site. The market for personal and professional improvement industry products and services is intensely competitive. In addition, the online commerce market for these products and services is new, rapidly evolving and competitive. If we are unable to successfully compete, our business, operating results and financial condition would be materially harmed.

         Many of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have.

         RAPID GROWTH MAY PLACE A SIGNIFICANT STRAIN ON OUR RESOURCES. We anticipate rapid expansion of our operations as we develop and launch our web site. If we are unable to manage our growth effectively, our business could be materially harmed. Our rapid expansion may place a significant strain on our ability to manage our growth, including our ability to monitor operations, bill customers, control costs and maintain effective quality controls. Our anticipated future expansion will increase this strain.

         WE COULD EXPERIENCE SYSTEM FAILURES THAT INTERFERE WITH CUSTOMERS' ACCESS TO OUR WEB SITE AND RELATED SERVICES. Our business will depend on the efficient and uninterrupted operation of our computer and communications, hardware and software systems. Systems interruptions that cause our web site to be unavailable or that reduce our ability to process transactions could materially harm our business, operating results and financial condition. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events. We expect some interruptions in the future. We have not yet established a formal disaster recovery plan. Any failure to provide reliable service could impair customer satisfaction, lead to a loss of customers or increase our costs.

         IF WE FAIL TO KEEP PACE WITH RAPID CHANGES INVOLVING THE INTERNET, IT COULD MATERIALLY HARM OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS. Internet technology, commercial applications and online uses are all rapidly evolving. If we do not successfully respond to rapid changes involving the Internet, our business will be materially harmed. In this regard, we must continue to develop, enhance and improve the responsiveness and features of our web site and develop new features to meet customer needs. We also must respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

         WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS. We regard our trademarks, trade secrets and similar intellectual property as important to our success. We have applied for the registration of some of our trademarks and service marks in the United States and in selected foreign jurisdictions. We have also entered into licensing agreements. However, our efforts to establish and protect our intellectual property rights may be inadequate to prevent misappropriation or infringement of our intellectual property rights. If we are unable to safeguard our intellectual property rights, it could materially harm our business, operating results and financial condition.

         WE MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS. Although we believe that our use of third-party material on our web site is permitted under current provisions of copyright law, some aspects of Internet content and commerce law are not clearly settled. We may therefore be the subject of alleged infringement claims of the trademarks and other intellectual property rights of third parties. If we become subject to these types of claims, our business could be materially harmed, even if we successfully defend against the claims. In addition, we may be unable to maintain rights to information we plan to disseminate via the Internet.

         WE COULD FACE LIABILITY FOR THE INTERNET CONTENT WE PUBLISH. Because material may be downloaded from our web site and then distributed to others, there is potential that claims will be made against dreamlife for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such material. Such claims have been brought, and sometimes successfully pressed, against online services in the past. In addition, we could be exposed to liability with respect to the material that may be accessible through our branded products and web site. For example, claims could be made against dreamlife if we provide information or advice that results in harm to a user. dreamlife's insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify dreamlife for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on dreamlife's business, operating results and financial condition.

         THE PROTECTION OF OUR DOMAIN NAMES IS UNCERTAIN BECAUSE THE REGULATION OF DOMAIN NAMES IS SUBJECT TO CHANGE. We currently hold various web domain names relating to our brand, including dreamlife.com, dreamlife.net and dreamlife.org. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is expected to change in the near future. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we may conduct business. If our ability to acquire or maintain domain names is limited, it could materially harm our business, operating results and financial condition.

         WE ARE SUBJECT TO GOVERNMENT REGULATION AND LEGAL LIABILITIES THAT MAY BE COSTLY AND MAY INTERFERE WITH OUR ABILITY TO CONDUCT BUSINESS ON THE INTERNET. Laws and regulations directly applicable to online commerce or Internet communications are becoming more prevalent. These laws and regulations could expose us to compliance costs and substantial liability, which could materially harm our business, operating results and financial condition. In addition, the growth of the Internet, coupled with publicity regarding Internet fraud, may lead to the enactment of more stringent consumer protection laws. These laws would also be likely to impose additional burdens on our business.

         WE MAY BE SUBJECT TO LIABILITY FOR SALES AND OTHER TAXES. We do not plan to collect sales or other similar taxes in most states. Our business could be materially harmed if additional sales and similar taxes are imposed on us, or if penalties are assessed on us for past nonpayment of these taxes. Recently adopted legislation provides that, prior to October 2001, a state cannot impose sales taxes on products sold on the Internet unless these taxes could be charged on non-Internet transactions involving the products. During this moratorium, it is possible that taxing mechanisms may be developed that would, following the moratorium, impose increasing sales and similar tax burdens on us. If these burdens are placed on us, our business could be materially harmed and there could be a material adverse effect on our operating results and financial condition.

         ONE OF OUR STOCKHOLDERS CURRENTLY OWNS MORE THAN 50% OF OUR VOTING SECURITIES AND HAS SPECIAL RIGHTS AFFECTING CORPORATE GOVERNANCE; HIS INTERESTS MAY CONFLICT WITH YOURS.

Anthony Robbins, our Chairman of the Board, owns more than 57% of dreamlife's voting securities, personally and through Robbins Research International. Mr. Robbins and Robbins Research International have agreed in a stockholders' agreement with a stockholder that controls over 19% of the voting stock of dreamlife, to vote their shares (i) for the recommendation of the Board of Directors on matters submitted to a vote of the stockholders and (ii) for the election of specified nominees to the Board of Directors of dreamlife. Mr. Robbins would be able to control the outcome of any matter requiring stockholder approval that is not submitted to a vote of the stockholders pursuant to a recommendation of the Board of Directors.

         Mr. Robbins has elected three of the eight contemplated members of the Board of Directors of dreamlife pursuant to the stockholders' agreement and dreamlife's bylaws. He has also agreed with dreamlife and the over 19% stockholder on the election of an additional three members. With respect to directors elected in the future, while Mr. Robbins or any of his affiliates hold at least 10% of the outstanding shares of common stock or common stock equivalents of dreamlife, the stockholders' agreement and dreamlife's bylaws provide that the Board of Directors shall consist of the following persons:

          (i)  three persons to be designated by Robbins or his affiliates;

         (ii) four persons nominated by a nominating committee consisting of the directors of dreamlife (other than the three direct Robbins designees and the Chief Executive Officer of dreamlife) and their respective successors; and

        (iii)  the Chief Executive Officer of dreamlife.

         In addition, Robbins has the right to approve the Board's selection of a Chief Executive Officer of dreamlife during the term of the Content Provider Agreement and License effective as of April 23, 1999 among dreamlife, the over 19% stockholder, Robbins and Robbins Research International.

         Mr. Robbins' interests may be different than yours.

         WE MAY EXPERIENCE PROBLEMS FROM COMPUTER SYSTEMS THAT DO NOT
PROPERLY PROCESS INFORMATION ASSOCIATED WITH THE YEAR 2000. Many existing software programs may not accurately process dates arising in the year 2000 and after because they use only two digits to identify a year and assume that the two missing digits are "19." We have not yet completed a thorough review of our important computer systems and related products and software to assess for any damage resulting from the year 2000 problem. If we encounter a problem, we may experience difficulty in properly managing our web site and operations and face the possibility of business interruptions, financial loss, reputational harm and legal liability. Any of these could materially harm our business, operating results and financial condition.

         Our business will depend upon the operations and technology of various Internet sites, credit card issuers, as well as other third parties. Our business, operating results and financial condition may be materially harmed if these or other third parties experience problems from the year 2000 issue. We have not developed any contingency plans to address the worst case scenario that might if occur if year 2000 issues make the Internet or our web site unavailable. See "Plan of Operation--Year 2000 compliance."

         WE HAVE ANTI-TAKEOVER PROVISIONS THAT COULD PREVENT AN ACQUISITION OF OUR BUSINESS AT A PREMIUM PRICE. Some of the provisions of our certificate of incorporation and bylaws could discourage, delay or prevent an acquisition of our company at a premium price or at all. For example, these provisions:

          - provide, so long as Anthony Robbins or any of his affiliates hold at least 10% of the outstanding shares of common stock or common stock equivalents of dreamlife, that the Board shall consist of
               (i) three persons to be designated by Robbins or his affiliates;
               (ii) four persons nominated by a nominating committee consisting of the directors of dreamlife (other than the three direct Robbins designees and the Chief Executive Officer of dreamlife) and their respective successors; and (iii) the Chief Executive Officer of dreamlife;

          - provide that at least two-thirds of our Board of Directors approve a merger or consolidation with another entity or a sale of all or substantially all of our assets, or acquisition by us of all or substantially all of the stock or assets of another entity;

          -    authorize the issuance of preferred stock in one or more series;
               and

          -    limit the persons who may call special meetings of stockholders;

In addition, Section 203 of the Delaware General Corporation Law also imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

         OUR STOCK PRICE MAY FLUCTUATE, WHICH MAY MAKE IT DIFFICULT TO RESELL YOUR SHARES AT ATTRACTIVE PRICES. The market price of our common stock may be highly volatile. The market prices of securities of other technology-based companies, particularly Internet-related companies, currently are highly volatile. Factors that could cause volatility in our stock price include:

          -    fluctuations in our quarterly operating results;

          - deviations in our results of operations from the estimates of securities analysts;

          - changes in the market valuations of other Internet companies and stock market price and volume fluctuations generally;

          - economic conditions specific to online commerce and the personal improvement industry;

          - announcements by us or our competitors relating to new services or technologies, significant acquisitions, strategic relationships, joint ventures or capital commitments;

          -    regulatory developments; and

          -    additions or departures of our key personnel.

         SALES OF SHARES ELIGIBLE FOR FUTURE SALE COULD IMPAIR OUR STOCK PRICE. As of December 15, 1999, there were 40,368,351 shares of our common stock outstanding, of which 33,952,951 were restricted securities as that term is defined by Rule 144 under the Securities Act of 1933, including the 1,843,270 shares registered in this offering. Such shares will be eligible for public sale only if registered under the Securities Act or sold in accordance with Rule 144. The market price of our common stock could drop due to the sale of a large number of shares of our common stock, such as the shares sold under this prospectus or under Rule 144, or the perception that these sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, and the other reports we have filed from time to time with the Commission, contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms like "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates," and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements.

         Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements throughout this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, the materials referred to in this prospectus, the materials incorporated by reference into this prospectus and our press releases.

         We cannot guarantee our future results, levels of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy and completeness of these statements.

         We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                 USE OF PROCEEDS

         The net proceeds from the sale of the securities will be received by the selling stockholders. We will not receive any of the proceeds from the sale of the securities by the selling stockholders.

                              SELLING STOCKHOLDERS

         The table below sets forth information regarding ownership of our common stock by the selling stockholders on December 15, 1999 and the number of securities to be sold by them under this prospectus.

         We have filed with the Commission, under the Securities Act of 1933, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the securities from time to time on the OTC Bulletin Board or in privately-negotiated transactions and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the earlier of such time as the securities are no longer required to be registered for the sale thereof by the selling stockholders and May 27, 2001.


                                               Securities Owned Prior to Offering                    Securities After Offering
                                      -------------------------------------------------------   ----------------------------------
                                                            Shares of                              Number of
                                        Shares of          Common Stock       Percent of           Shares of         Percent of
Name of Selling Stockholder            Common Stock       Offered Hereby     Common Stock        Common Stock       Common Stock
----------------------------------   ----------------    ---------------    --------------      ---------------    ---------------
Andre Agassi                              27,770              27,770                *                  0                  *
Berrard Holdings Limited                 100,000             100,000                *                  0                  *
Partnership
Tom Brokaw                                22,220              22,220                *                  0                  *
Charleston Invest. Ltd.                  222,220             222,220                *                  0                  *
Chilton Opportunity                      110,000             110,000                *                  0                  *
International, L.P.
Vincent Farrell, Jr.                      27,780              27,780                *                  0                  *
David L. and Maxine B. Ficksman            6,000               6,000                *                  0                  *
JTWROS
Joseph H. Flom                             5,550               5,550                *                  0                  *
FG-CYL                                   111,110             111,110                *                  0                  *
Sam Georges                                2,000               2,000                *                  0                  *
Mary M. Glorfield                          5,000               5,000                *                  0                  *
Greyhawk Investments Inc.                 12,000              12,000                *                  0                  *
GSI Global Shipping Inc.                   5,550               5,550                *                  0                  *
John W. Gildea                            28,000              28,000                *                  0                  *
Marty Glick                                3,000               3,000                *                  0                  *
Bryant C. Gumbel                          15,000              15,000                *                  0                  *
Hathaway Partners Investment LP           20,000              20,000                *                  0                  *
Debora I. Hinz                             5,550               5,550                *                  0                  *
Steven D. Holzman                         11,110              11,110                *                  0                  *
Richard A. Horstmann                      25,000              25,000                *                  0                  *
Huizenga Investments Limited             222,220             222,220                *                  0                  *
Partnership
Jersey Properties Inc.                    27,770              27,770                *                  0                  *
Nathaniel Kramer                          11,110              11,110                *                  0                  *


                                       13


Laurel Mountain Partners,                 50,000              50,000                *                  0                  *
Investments, LLC
Joseph McClendon III                       2,000               2,000                *                  0                  *
Mercantile CYL, L.L.C.                   111,110             111,110                *                  0                  *
Miles Spencer Nadal                       33,330              33,330                *                  0                  *
Mosley Contractors Corporation           111,110             111,110                *                  0                  *
Standing Pat Inc. Profit Sharing          11,110              11,110                *                  0                  *
Plan
William P. O'Donnell                       5,560               5,560                *                  0                  *
Ana Faxas Pinkerton                        4,440               4,440                *                  0                  *
Seligman Greer Communication              57,450              57,450                *                  0                  *
Resources, Inc.
James B. Tananbaum and Dana                3,000               3,000                *                  0                  *
Shonfeld Tananbaum Family Trust
Samuel D. Waksal                          66,660              66,660                *                  0                  *
Carl E. Warden                            56,000              56,000                *                  0                  *
David Wetherell                          111,110             111,110                *                  0                  *
Westfield Technology Fund L.P.            27,770              27,770                *                  0                  *
Robert C. Wright                          55,550              55,550                *                  0                  *
Zeke, L.P.                               111,110             111,110                *                  0                  *


-------------------
*  Less than one percent

         The information provided in the table above with respect to the selling stockholders has been obtained from such selling stockholders.

         Except as otherwise disclosed above or in documents incorporated herein by reference, the selling stockholders have not within the past three years had any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling stockholders sell all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the shares beneficially owned by them, all or a portion of the shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

                                PLAN OF OPERATION

OVERVIEW

         The financial statements included in this prospectus reflect the financial condition and operations of our business before we acquired Change Your Life.com, LLC on May 27, 1999. Our business before May 27, 1999 was conducted primarily by our then wholly-owned subsidiary, U.S. NeuroSurgical, Inc. U.S. NeuroSurgical owns and operates stereotactic radiosurgery centers using the Gamma Knife technology. U.S. NeuroSurgical is now a separate company no longer owned in any way by us.

         Starting on May 27, 1999, when we acquired Change Your Life, our financial statements began to reflect the financial condition and operations of Change Your Life because Change Your Life was treated as our acquirer for accounting purposes. Change Your Life operates an Internet business focusing on personal and professional improvement.

         On May 27, 1999, in addition to our acquisition of Change Your Life, we also

          - acquired the right to use content and related intellectual property on our web site from Anthony Robbins, our Chairman and an internationally recognized leader in peak performance and results coaching;

          - entered into an agreement with The Learning Annex, a leading provider of continuing education courses in five cities in the United States and Canada, for the exclusive online use of its intellectual property and sale of its merchandise over the Internet and for certain co-marketing and co-promotion activities;

          -    obtained an option to buy The Learning Annex;

          - acquired Concept Development Inc., which was formed in September 1996 to provide general-interest continuing education courses on the Internet; and

          - completed a private placement of equity securities resulting in approximately $15.1 million of net proceeds to us.

         We believe that a period to period comparison of our historical results would not be helpful because of our recent change in business.

PLAN OF OPERATION

         During the next twelve months, we anticipate that we will establish an online learning destination featuring an integrated offering of content, services, communities and interactive sales. We believe our online content and services will consist mainly of interactive, expert-instructed courses; community tools; expert live audio and video appearances; and other expert-based content and services. We will attempt to deliver to consumers the emotional and motivational power of branded personalities, companies and institutions in the personal and professional improvement industry in a unified online experience. Distribution of our products and services will be done primarily over the Internet through a branded web site.

         Our plan is to derive revenues from our activities in the form of sponsorships, electronic commerce, advertising and fees for interactive products and services. Our web site is currently in the development stage and additional infrastructure and programming is necessary to bring our fully functional web site to market. Our ability to develop our web site and related functionalities will directly affect the timing of future revenues. We launched the first stage of our web site, consisting of a platform for the distribution of newsletters to members, in the third quarter of 1999. We anticipate that we will begin to generate revenues through sponsorship and third-party product sales with the launch of the second stage of our web site. The second stage of our web site is anticipated to include course communities with newsletters, chat events and product sales. The second stage of our web site is planned to launch by the end of the first quarter of 2000.

YEAR 2000 COMPLIANCE

         Many existing computer programs use only two digits to identify a year, such as "99" for "1999." These programs were designed and developed without addressing the impact of a new century. As a result, many computer software applications are subject to failure and may create erroneous results. We are at risk if the information technology systems or non-information technology systems on which we are dependent to conduct our operations were not adequately prepared for this problem, i.e., are not "year 2000 compliant." We have not yet completed a thorough review of our important computer systems and related products and software to assess for any damage resulting from the year 2000 problem. Our potential areas of exposure include products purchased from third parties and computers, software, telephone systems and other equipment used internally.

         Since our operations began in May 1999, we have required all vendors supplying computer hardware and software to provide us with statements of their products' compliance with the year 2000 issue. We have not acquired any software or equipment that has not been represented to be year 2000 compliant. We are also dependent on the year 2000 compliance of third parties. Examples include credit card processing, server hosting and delivery of goods by the United States Postal Service or other third party carriers. While we have not yet determined the system to be used to process our Internet commerce transactions, we will undertake to ensure that it is year 2000 compliant. We expect to begin processing Internet commerce in the first quarter of 2000. We have obtained a year 2000 compliance representation from the third party processing our internal payroll and from the provider of our financial software and have not yet identified any problems.

         If production and operational facilities that support our systems are not year 2000 compliant, our web site may become unavailable. For instance, we depend on the integrity and stability of the Internet to provide our services. We also depend on the year 2000 compliance of the computer systems and financial services used by customers. Thus, the infrastructure necessary to support our operations consists of a network of computers and telecommunications systems located throughout the world and operated by numerous unrelated entities and individuals, none of which individually has the ability to control or manage the potential year 2000 issues that may impact the entire infrastructure. A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would have an adverse effect on demand for our services and would have a material adverse effect on us.

         If our present efforts to address the year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with which we conduct business do not successfully address such issues, our business, operating results and financial position could be materially and adversely affected.

         We believe that our dependence on the widespread and unrelated entities that maintain the Internet's infrastructure make it impossible to develop or implement an adequate contingency plan and, accordingly we do not plan to develop one. We have discussed year 2000 readiness with our current content providers and have obtained representations that their internal systems are year 2000 compliant and that year 2000 issues relating to their internal systems are not anticipated. There remains the risk that factors outside of their internal systems may cause significant business interruption and would therefore have a material adverse effect on us.

                              PLAN OF DISTRIBUTION

         This prospectus covers the sale of shares of common stock by the selling stockholders. As used herein, "selling stockholders" includes donees, pledgees, transferees or other successors in interest selling shares received from a selling stockholder after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale related transfer. Any distribution of any such securities by the selling stockholders in interest may be effected from time to time in one or more of the following transactions:

          - to underwriters who will acquire securities for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may change from time to time);

          - through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the OTC Bulletin Board or on such other market or exchange on which the securities are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;

          - directly or through brokers or agents in private sales at negotiated prices; o

          - in face-to-face transactions between sellers and purchasers without a broker or dealer;

          -    through the writing of options; or

          -    by any other legally available means.

         We will not receive any proceeds from the sale of the shares. The aggregate proceeds to the selling stockholders from the securities offered hereby will be the offering price less applicable commissions or discounts, if any. We do not know if the selling stockholders will sell any of the securities offered hereby or transfer, devise or gift securities by other means not described in this prospectus.

         The selling stockholders and any such underwriters, brokers, dealers or agents who participate in the distribution of the securities may be underwriters, and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be underwriting discounts and commissions under the Securities Act of 1933. To the extent the selling stockholders may be underwriters, they may be subject to statutory liabilities and requirements of the Securities Act, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934. For example, to the extent the selling stockholders are underwriters within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders would be required to deliver a prospectus to their purchasers.

         Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such rule.

         The selling stockholders and any other person participating in such distribution must comply with the Securities Exchange Act of 1934 and the rules and regulations. These rules include Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other such person. Furthermore, Regulation M may prohibit persons engaged in the distribution of the securities from simultaneously engaging in market making activities with respect to the particular securities. In addition, Regulation M would prohibit such persons from engaging in market making activities for a period of up to five business days (or such other applicable period as Regulation M may provide) before the commencement of such distribution. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market making activities with respect to the securities.

         At the time a particular offering of securities is made, to the extent required, a prospectus supplement will be distributed which will set forth the number of securities being offered and the terms of the offering, including the purchase price or the public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriters for securities purchased from the selling stockholders, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         In order to comply with the securities laws of certain states, if applicable, the securities will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the conditions of such exemption have been satisfied.

         We have agreed that we will bear all costs, expenses and fees in connection with the registration or qualification of the shares of common stock under federal and state securities laws. Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the securities will be borne by the selling stockholders selling such securities. We and each selling stockholder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the securities, including liabilities arising under the Securities Act.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

GENERAL

         dreamlife is authorized to issue 100,000,000 shares of common stock and 1,000,000 shares of preferred stock, each with a par value $0.01 per share. Under our certificate of incorporation, our Board of Directors is authorized, without stockholder approval, to issue preferred stock into series with such voting rights, designations, preferences, limitations and special rights as may be designated by our Board of Directors from time to time.

         Shares of our common stock are being registered under this registration statement. The following is a summary description of our outstanding common stock and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which are incorporated by reference in the registration statement of which this prospectus is a part.

COMMON STOCK

         The dreamlife common stock has one vote per share. Holders of dreamlife common stock have no cumulative voting rights and no preemptive, subscription or sinking fund rights. Subject to preference that may be applicable to any then-outstanding preferred stock, holders of dreamlife common stock will be entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of dreamlife, holders of common stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then-outstanding dreamlife preferred stock.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for dreamlife by Orrick, Herrington & Sutcliffe LLP.

                                     EXPERTS

         The audited consolidated financial statements of GHS, Inc. (now dreamlife, inc.), as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 have been included in this prospectus, and the audited financial statements of U.S. Neurosurgical, Inc. as of December 31, 1998 and 1997 have been incorporated by reference from our Definitive Information Statement on Form 14C dated September 8, 1999, each in reliance on the reports of Richard A. Eisner & Company, LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

         With respect to our unaudited consolidated interim financial information for the period from April 21, 1999 (our inception for accounting purposes) to June 30, 1999, incorporated by reference in this prospectus, Richard A. Eisner & Company, LLP has reported that it has applied limited procedures in accordance with professional standards for a review of such information. However, its separate report, included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, which is incorporated by reference herein, states that it did not audit and it does not express an opinion on that interim financial information. Accordingly, the degree of reliance on its report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission under the Securities Act, omits certain of the information set forth in the registration statement. Reference is hereby made to the registration statement and to the exhibits thereto for further information with respect to dreamlife and the securities offered hereby. Copies of the registration statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below or via the Commission's web site described below.

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and, accordingly, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents may also be obtained from the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site (http://www.sec.gov) that contains material regarding issuers who file electronically with the Commission.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The Commission allows dreamlife to "incorporate by reference" information into this prospectus. This means we can disclose important information to you by referring you to another document filed by us with the Commission. Information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by the information in this prospectus.

         The following documents are incorporated by reference herein:

         1. Our Annual Report on Form 10-K for the year ended December 31, 1998, except for items 7 and 8 of the Form 10-K, which are replaced by the information required by such items included in this prospectus.

         2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 (as amended on July 8, 1999), June 30, 1999 and September 30, 1999.

         3. Our Current Reports on Form 8-K dated April 26, 1999, May 27, 1999 (as amended by filings with the Commission on June 11, 1999, June 14, 1999, August 10, 1999 and August 24, 1999), August 25, 1999, September 16, 1999 and December 3, 1999 (as amended on December 15, 1999).

         4. Our Definitive Information Statement on Form 14C dated September 8, 1999, filed with the Commission on August 25, 1999, for the spin-off of dreamlife's 100% owned subsidiary, U.S. NeuroSurgical, Inc.

         5. Our Definitive Information Statement on Form 14C dated October 12, 1999, filed with the Commission on October 12, 1999, for the increase in authorized shares of our common stock and the adoption of three new stock option plans.

         6. Our Definitive Information Statement on Form 14C dated November 4, 1999, filed with the Commission on November 4, 1999, for the election of a majority of new directors.

         7. Our Definitive Information Statement on Form 14C dated November 22, 1999, filed with the Commission on November 22, 1999, for a change in corporate name.


         8. Our Definitive Information Statement on Form 14C dated January 18, 2000, filed with the Commission on January 18, 2000, for an amendment to a stock option plan.


         In addition, all documents we have filed or subsequently file under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, before the termination of this offering, are incorporated by reference.

         dreamlife will provide without charge to any person (including any beneficial owner) to whom this prospectus has been delivered, upon the oral or written request of such person a copy of any document incorporated by reference in the registration statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates), of which this prospectus forms a part. Such requests should be directed to Philicia
G. Levinson, Chief Financial Officer, Senior Vice President, Secretary and Treasurer, dreamlife, inc., 425 West 15th St., Floor 3R, New York, New York 10011. Our telephone number at that location is (212) 313-9400.

                          INDEX TO FINANCIAL STATEMENTS

                           GHS, INC. AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                        Page
                                                                                                        ----
  Independent auditor's report.....................................................................     F-2

  Financial Statements:

           Consolidated balance sheets as of December 31, 1998 and 1997............................     F-3

           Consolidated statement of operations for the years ended

                    December 31, 1998, 1997 and 1996...............................................     F-4

           Consolidated statement of changes in stockholders' equity

                    for the years ended December 31, 1998, 1997 and 1996...........................     F-5

           Consolidated statement of cash flows for the years ended

                    December 31, 1998, 1997 and 1996...............................................     F-6

  Notes to financial statements....................................................................     F-7


                [LETTERHEAD OF RICHARD A. EISNER & COMPANY, LLP]


INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
GHS, Inc.
Rockville, Maryland


We have audited the accompanying consolidated balance sheets of GHS, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of GHS, Inc. and subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.



/s/ Richard A. Eisner & Company, LLP
------------------------------------
New York, New York
January 20, 1999


With respect to Note L[2], [3], [4] and [5]
May 27, 1999


With respect to Note L[1]
September 16, 1999

GHS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

                                                                                                        December 31,
                                                                                              --------------------------------
                                                                                                   1998              1997
                                                                                              -------------    ---------------
ASSETS
Current assets:
   Cash and cash equivalents                                                                  $   2,063,000    $     3,466,000
   Certificates of deposit - at cost which approximates market                                    1,305,000            400,000
   Accounts receivable                                                                              238,000            209,000
   Receivable from sale of discontinued operation                                                   494,000
   Other current assets                                                                             110,000             51,000
   Net current assets - discontinued operations                                                                         43,000
                                                                                              -------------    ---------------
        Total current assets                                                                      4,210,000          4,169,000
                                                                                              -------------    ---------------
Property and equipment:
   Gamma Knives (net of accumulated depreciation of $2,560,000 in 1998 and
      $1,636,000 in 1997)                                                                         3,906,000          4,830,000
   Leasehold improvements (net of accumulated amortization of $395,000 in 1998 and
      $198,000 in 1997)                                                                           1,447,000          1,624,000
   Furniture and equipment (net of accumulated depreciation of $9,000 in 1998)                       56,000
                                                                                              -------------    ---------------
        Total property and equipment                                                              5,409,000          6,454,000
                                                                                              -------------    ---------------
Deferred tax asset                                                                                 260,000
Deposits                                                                                             3,000
Cash held in escrow                                                                                  92,000             89,000
                                                                                              -------------    ---------------
                                                                                                    355,000             89,000
                                                                                              -------------    ---------------
                                                                                              $   9,974,000    $    10,712,000
                                                                                              =============    ===============

LIABILITIES
Current liabilities:
   Accounts payable and accrued expenses                                                      $     182,000    $       149,000
   Accrued litigation settlement                                                                    934,000
   Obligations under capital lease and loans payable - current portion                            1,423,000          1,195,000
   Income taxes payable                                                                              67,000
                                                                                              -------------    ---------------
        Total current liabilities                                                                 2,606,000          1,344,000

Deferred tax liability                                                                              450,000            450,000
Obligations under capital lease and loans payable - net of current portion                        2,794,000          4,217,000
Common stock - par value $.01; 500,000 shares issued with put option                                500,000            500,000
                                                                                              -------------    ---------------
                                                                                                  6,350,000          6,511,000
                                                                                              -------------    ---------------
Commitments, litigation and other matters

STOCKHOLDERS' EQUITY
Preferred stock - 1,000,000 shares authorized; none issued
Common stock - par value $.01; 25,000,000 shares authorized; 6,479,160 issued and
   outstanding                                                                                       65,000             65,000
Additional paid-in capital                                                                        3,114,000          3,114,000
Retained earnings                                                                                   445,000          1,022,000
                                                                                              -------------    ---------------
                                                                                                  3,624,000          4,201,000
                                                                                              -------------    ---------------
                                                                                              $   9,974,000    $    10,712,000
                                                                                              =============    ===============


SEE NOTES TO FINANCIAL STATEMENTS                                          F-3

GHS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS


                                                                                          Year Ended December 31,
                                                                             -----------------------------------------------
                                                                                   1998             1997            1996
                                                                             ---------------   -------------   -------------
Revenue:
   Patient revenue                                                           $     2,332,000   $   1,830,000   $   1,452,000
                                                                             ---------------   -------------   -------------
Costs and expenses:
   Patient expenses                                                                1,221,000         843,000         574,000
   Selling, general and administrative                                             1,148,000         585,000         417,000
   Litigation settlement                                                             934,000
                                                                             ---------------   -------------   -------------
                                                                                   3,303,000       1,428,000         991,000
                                                                             ---------------   -------------   -------------
Income (loss) from operations                                                       (971,000)        402,000         461,000
                                                                             ---------------   -------------   -------------
Interest expense                                                                    (555,000)       (485,000)       (302,000)
Interest income                                                                      166,000          64,000
                                                                             ---------------   -------------   -------------
                                                                                    (389,000)       (421,000)       (302,000)
                                                                             ---------------   -------------   -------------
Income (loss) from continuing operations before income tax
   provision (benefit) and minority interest                                      (1,360,000)        (19,000)        159,000
Income tax (benefit)                                                                (451,000)         (8,000)       (402,000)
                                                                             ---------------   -------------   -------------
Income (loss) from continuing operations before minority interest                   (909,000)        (11,000)        561,000
Minority interest                                                                                                    (16,000)
                                                                             ---------------   -------------   -------------
Income (loss) from continuing operations                                            (909,000)        (11,000)        545,000
                                                                             ---------------   -------------   -------------
Discontinued operations:
   Income (loss) from operations of discontinued subsidiaries less applicable income tax expense (benefit) of $22,000 in 1998,
      ($225,000) in 1997 and ($82,000) in 1996                                        34,000        (520,000)       (513,000)
   Equity in income (loss) of investee less applicable income tax
      (benefit) of ($65,000) in 1997 and $21,000 in 1996                                             (97,000)        136,000
   Gain on sale of equity investee less applicable income tax
      of $197,000 in 1998 and $916,000 in 1997                                       298,000       1,389,000
   Gain on sale of assets of subsidiaries less applicable income
      taxes of $565,000 in 1997                                                                    1,311,000
                                                                             ---------------   -------------   -------------
Income (loss) from discontinued operations                                           332,000       2,083,000        (377,000)
                                                                             ---------------   -------------   -------------

NET INCOME (LOSS)                                                            $      (577,000)  $   2,072,000   $     168,000
                                                                             ===============   =============   =============
BASIC AND DILUTED INCOME (LOSS) PER SHARE:
   Continuing operations                                                          $(0.14)           $0.00          $ 0.07
   Discontinued operations                                                          0.05             0.30           (0.05)
                                                                                 -------           ------         -------

   NET INCOME (LOSS) PER SHARE                                                    $(0.09)           $0.30          $ 0.02
                                                                                  ======            =====          ======

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                      6,479,160        6,967,786        6,947,828
                                                                                =========        =========        =========


SEE NOTES TO FINANCIAL STATEMENTS                                          F-4

GHS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                        Common Stock *
                                                   ------------------------
                                                     Number                     Additional        Retained
                                                       of                         Paid-in         Earnings
                                                     Shares        Amount         Capital         (Deficit)          Total
                                                  ------------   ----------   -------------    ---------------  -------------
BALANCE - JANUARY 1, 1996                            6,447,828   $   65,000   $   3,082,000    $    (1,218,000) $   1,929,000
Net income for the year ended
   December 31, 1996                                                                                   168,000        168,000
                                                  ------------   ----------   -------------    ---------------  -------------

BALANCE - DECEMBER 31, 1996                          6,447,828       65,000       3,082,000         (1,050,000)     2,097,000
Purchase of minority interest                           31,332                       32,000                            32,000
Net income for the year ended
   December 31, 1997                                                                                 2,072,000      2,072,000
                                                  ------------   ----------   -------------    ---------------  -------------
BALANCE - DECEMBER 31, 1997                          6,479,160       65,000       3,114,000          1,022,000      4,201,000
Net loss for the year ended
   December 31, 1998                                                                                  (577,000)      (577,000)
                                                  ------------   ----------   -------------    ---------------  -------------
BALANCE - DECEMBER 31, 1998                          6,479,160   $   65,000   $   3,114,000    $       445,000  $   3,624,000
                                                  ============   ==========   =============    ===============  =============


* Excluding shares with put option








SEE NOTES TO FINANCIAL STATEMENTS                                          F-5

GHS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                            Year Ended December 31,
                                                                                 --------------------------------------------
                                                                                       1998           1997           1996
                                                                                 --------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Income (loss) from continuing operations                                      $     (909,000) $     (11,000) $     545,000
   Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities:
        Depreciation and amortization                                                 1,130,000        784,000        450,000
        Deferred income tax (benefit)                                                  (260,000)                     (402,000)
        Other                                                                                           32,000
        Minority interest in net loss of consolidated subsidiary                                                       16,000
        Changes in:
           Accounts receivable - net                                                    (28,000)      (115,000)       104,000
           Other current assets                                                         (59,000)        13,000         26,000
           Accounts payable and accrued expenses                                        967,000        (96,000)       (41,000)
           Income taxes payable                                                        (152,000)
        Cash provided by (used in) discontinued operations                               99,000       (703,000)        37,000
                                                                                 --------------  -------------  -------------
              Net cash provided by (used in) operating activities                       788,000        (96,000)       735,000
                                                                                 --------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Property and equipment                                                               (85,000)    (1,102,000)
   Refundable deposits                                                                   (3,000)        43,000        290,000
   (Increase) decrease in cash held in escrow                                            (3,000)       818,000       (880,000)
   Refunds on Gamma Knife                                                                                              22,000
   Proceeds from the sale of discontinued operation                                                  2,100,000
   Proceeds from the sale of equity investee                                                         2,330,000
   Purchase of certificates of deposit                                                 (905,000)      (400,000)
   Cash used in discontinued operations                                                                               (89,000)
                                                                                 --------------  -------------  -------------
              Net cash (used in) provided by investing activities                      (996,000)     3,789,000       (657,000)
                                                                                 --------------  -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayment of capital lease and loan obligations                                   (1,195,000)      (486,000)      (522,000)
   Cash received on refinancing of capital lease                                                       100,000
   Loan payable - officer                                                                                             (20,000)
   Notes payable - other                                                                                             (100,000)
   Loan payable - Gamma Knife                                                                                         525,000
                                                                                 --------------  -------------  -------------

              Net cash used in financing activities                                  (1,195,000)      (386,000)      (117,000)
                                                                                 --------------  -------------  -------------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                 (1,403,000)     3,307,000        (39,000)
Cash and cash equivalents - beginning of period                                       3,466,000        159,000        198,000
                                                                                 --------------  -------------  -------------

CASH AND CASH EQUIVALENTS - END OF PERIOD                                        $    2,063,000  $   3,466,000  $     159,000
                                                                                 ==============  =============  =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid for:
      Interest                                                                   $      555,000  $     485,000  $     316,000
      Income taxes                                                                               $     290,000  $      13,000

SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING ACTIVITIES:
   Property acquired under capital lease obligations and through loans
      payable                                                                                     $  3,327,000
   Issuance of common stock for purchase of minority interest                                     $     32,000
   Increase (decrease) in progress payments and related loans payable
      for Gamma Knife                                                                             $ (2,610,000) $   1,450,000
   Refinancing of loans payable and capital lease obligation with new
      capital lease obligation                                                                    $  2,172,000
   Refinancing of progress payment obligation with capital lease                                  $  3,139,000
   Loans payable to finance property acquisitions                                                 $    188,000



SEE NOTES TO FINANCIAL STATEMENTS                                          F-6

GHS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997


NOTE A - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

[1]  BASIS OF PREPARATION:

     GHS, Inc. (the "Company") through its subsidiary, U.S. Neuro Surgical, Inc. ("U.S. Neuro" or "USN") owns and operates stereotactic radiosurgery centers, utilizing the Gamma Knife technology. During 1995, the Company formed a subsidiary, U.S. Neurosurgical Physics, Inc. ("USNP") to administer the billing and collection of the Physicist's fee for operating the Gamma Knife.

     In July 1997 the Company sold substantially all the assets except accounts receivable of two of its subsidiaries, Web Health Inc. (formerly Global Health Systems, Inc.) and Kachina Ventures, Inc. (formerly GHS Management Services, Inc.) to Health Management Systems, Inc. The sales price was $2,100,000 subject to certain closing adjustments. These subsidiaries develop, install and maintain computerized processing systems for managed care, public health and ambulatory care facilities.

     In December 1997 the Company sold its 20% investment in Florida Specialty Network ("FSN"), a computerized processing systems provider which operates in the United States to CMSF, Inc. ("Buyer") and Magellan Health Services, Inc., parent of the Buyer. The Company received proceeds of approximately $2,330,000 net of expenses and recorded a gain on sale of $2,143,000. In addition, the Company had the opportunity to earn additional consideration upon the achievement by FSN of certain performance milestones. In December 1998 the Company agreed to accept $494,000 in exchange for this right.

     The consolidated financial statements include the accounts of GHS, Inc. and its wholly owned subsidiaries. The results of operations of Web Health, Inc. and Kachina Ventures Inc. and the equity in the operating results of FSN have been reported separately as discontinued operations. In addition, the net assets of such entities have been segregated in the accompanying balance sheets.

[2]  REVENUE RECOGNITION:

     Patient revenue is recognized when the Gamma Knife procedure is rendered.

[3]  LONG-LIVED ASSETS:

     Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 121 ("FAS 121"), "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." FAS 121 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of this statement had no impact on the Company's financial position, results of operations, or liquidity.

[4]  DEPRECIATION AND AMORTIZATION:

     The Gamma Knives are being depreciated on the straight-line method over an estimated useful life of seven years. Leasehold improvements are being amortized on the straight-line method over 7 to 20 years, the life of the leases. Furniture and equipment are being depreciated on the straight-line method over an estimated useful life of five years.

GHS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997


NOTE A - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


[5]  INCOME (LOSS) PER SHARE:

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" ("Statement No. 128"). Statement No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share is based on the weighted average number of common shares outstanding and excludes any dilutive effects of options and warrants. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all years have been presented to conform to the Statement No. 128 requirements.

     Outstanding options and warrants were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the years presented.

[6]  STATEMENTS OF CASH FLOWS:

     For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

[7]  ESTIMATES AND ASSUMPTIONS:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[8]  FAIR VALUES OF FINANCIAL INSTRUMENTS:

     The estimated fair value of financial instruments has been determined based on available market information and appropriate valuation methodologies. The carrying amounts of cash, certificates of deposit, accounts receivable, other current assets and accounts payable approximate fair value at December 31, 1998 and 1997 because of the short maturity of these financial instruments. The carrying value of the obligations under capital leases and loans payable approximate fair value because the interest rates on these instruments approximate the market rates at December 31, 1998 and 1997. The fair value estimates were based on information available to management as of December 31, 1998 and 1997.

[9]  STOCK-BASED COMPENSATION:

     Pursuant to Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), companies can either expense the estimated fair value of employee stock options or continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), but disclose the pro forma effects on net loss and net loss per share had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its employee stock option incentive plans (see Note F[1]).

GHS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997

NOTE B - AGREEMENTS WITH RESEARCH MEDICAL CENTER ("RMC")

[1]  GAMMA KNIFE NEURORADIOSURGERY EQUIPMENT AGREEMENT:

     U.S. Neuro entered into a neuroradiosurgery equipment agreement (the "equipment agreement") with RMC for a period of 21 years which commenced with the completion of the neuroradiosurgery facility (the "facility") in September 1994. The equipment agreement, among other matters, requires U.S. Neuro to provide (i) the use of the Gamma Knife equipment (the "equipment") to RMC, (ii) the necessary technical personnel for the proper operation of the equipment, (iii) sufficient supplies for the equipment, (iv) the operation, maintenance and repair of the equipment, (v) all basic hardware and software updates to the equipment and, (vi) an uptime guarantee. In return, RMC pays U.S. Neuro 80% of RMC's fees for the use of the equipment and the facility. The agreement also provides for U.S. Neuro to establish for the benefit of RMC an escrow account funded with an amount equal to one month's average of the compensation payable to U.S. Neuro. U.S. Neuro is the owner of and entitled to the income from the escrow account so long as no event of default has occurred. As of December 31, 1998, the escrow account had a balance of $92,000. The equipment agreement terminates automatically upon termination of the ground lease agreement (see Note B[2]) and may be terminated by mutual agreement in the sixth year of the ground lease term.

[2]  GROUND LEASE AGREEMENT:

     U.S. Neuro constructed a facility in Kansas City Missouri on property which the Company leases from RMC. The lease term is for a period of 21 years commencing September 1994. Rental expense is $3,600 per annum. The terms of the lease include escalation clauses for increases in certain operating expenses and for payment of real estate taxes and utilities. Title to all improvements upon the land vests in RMC.


NOTE C - AGREEMENT WITH NEW YORK UNIVERSITY ON BEHALF OF NEW YORK UNIVERSITY
         MEDICAL CENTER ("NYU")

During November 1996 U.S. Neuro entered into a neuroradiosurgery equipment agreement ("NYU agreement") with NYU for a period of 7 years ("the term") with the option of NYU extending the term for successive three year periods or purchasing the Gamma Knife equipment at an appraised market value price. U.S. Neuro may negotiate the purchase price and upon failure of the parties to agree may request the facility be closed. All costs associated with closing and restoring the facility to its original condition will be the liability of U.S. Neuro. The equipment agreement, among other matters, requires U.S. Neuro to provide (i) the use of the Gamma Knife equipment to NYU (ii) training necessary for the proper operation of the Gamma Knife equipment (iii) sufficient supplies for the equipment, (iv) the repair and maintenance of the equipment (v) all basic hardware and software upgrades to the equipment and, (vi) an uptime guarantee. In return, NYU will pay U.S. Neuro a scheduled fee based on the number of patient procedures performed.


NOTE D - OBLIGATION UNDER CAPITAL LEASE AND LOANS PAYABLE

In a prior year U.S. Neuro acquired a Gamma Knife ("Knife 1") from Elekta Instruments ("Elekta") for $2,900,000. The acquisition was financed by Financing for Science International ("FFSI") under a five year capital lease bearing interest at approximately 12.7% per annum. During September 1996, Finova Capital Corp. ("Finova") bought out FFSI and became the lessor. During March 1997 U.S. Neuro refinanced this lease with DVI Financial Services, Inc. ("DVI") for $2,272,000 under a 39 month capital lease which bears interest at approximately 10.4%. In connection with the refinancing, DVI paid to Finova $1,647,000 in settlement of the lease obligations, the Company's demand loan of $525,000 payable to DVI was repaid and DVI paid U.S. Neuro $100,000.

GHS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997


NOTE D - OBLIGATION UNDER CAPITAL LEASE AND LOANS PAYABLE  (CONTINUED)

On December 6, 1994, U.S. Neuro entered into an additional agreement with Elekta to acquire a second Gamma Knife ("Knife 2") for $2,900,000 for which it made a deposit of $290,000 in 1994. The construction of the knife initially was financed by FFSI through funding of progress payments made to Elekta, however, during 1996 the Company refinanced the progress payments with DVI at which time the Company's deposit was returned. In July 1997, upon completion of construction, the progress payments were converted into a capital lease obligation for $3,139,000. The lease payments provide for interest at the higher of 12.0% or that rate adjusted for any increase in the thirty month Treasury Note rate.

In addition, the Company entered into two (2) three year loans with DVI in the amounts of $325,000 and $163,000 to finance the leasehold improvements required to install the Gamma Knife at New York University Medical Center. The loans bear interest at 12.0% - 12.9% per annum. The leases and loans payable are collateralized by all the assets of GHS, Inc. and subsidiaries.

The obligations under the capital lease and loans payable are as follows:


                                                                            December 31,
                                                                   ------------------------------
                                                                        1998             1997
                                                                   ------------------------------
           Capital leases - Gamma Knife                            $   3,983,000    $   4,999,000
           Loans payable - leasehold improvements                        234,000          413,000
                                                                   -------------    -------------
                                                                       4,217,000        5,412,000
           Less current portion                                        1,423,000        1,195,000
                                                                   -------------    -------------
                                                                   $   2,794,000    $   4,217,000
                                                                   =============    =============


Future payments on the equipment leases and loans are as follows:


                                                Capital Lease                     Loans Payable
                Year Ending            ---------------------------------------------------------------------------------
                December 31,              Knife 1          Knife 2        Leasehold 1      Leasehold 2          Total
       -------------------------       -------------   --------------   -------------    ------------      -------------
          1999                         $     827,000   $     792,000    $     156,000     $    65,000      $   1,840,000
          2000                               482,000         792,000                           32,000          1,306,000
          2001                                               792,000                                             792,000
          2002                                               792,000                                             792,000
          2003                                               462,000                                             462,000
                                       -------------   --------------   -------------    ------------      -------------
                                           1,309,000       3,630,000          156,000          97,000          5,192,000
       Less interest                         106,000         850,000           10,000           9,000            975,000
                                       -------------   --------------   -------------    ------------      -------------
       Present value of net
          minimum obligation           $   1,203,000   $   2,780,000    $     146,000     $    88,000      $   4,217,000
                                       ==============  ==============   =============     ===========      =============

During the year ended December 31, 1997, the Company capitalized interest cost amounting to approximately $177,000 relating to the construction of the Gamma Knife project.

GHS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997


NOTE E - COMMON STOCK ISSUED WITH PUT OPTION

In a prior year the Company issued 500,000 shares of its common stock for $1.00 per share to RMC. If the fair market value ("FMV") of the shares is equal to or less than $1.25 per share, RMC has the right to resell the shares to GHS, Inc. at $1.00 per share. If the FMV exceeds $1.25, GHS, Inc. has the right of first refusal to repurchase the shares at a price equal to 80% of the FMV ("Transaction Price"). If GHS, Inc. elects not to exercise its right of first refusal and RMC is unable to obtain a buyer for the shares at the Transaction Price, RMC has the right to resell the shares to GHS, Inc. at a purchase price equal to the greater of $1.00 per share or the Transaction Price.

However, in no event shall the Company be required to purchase shares of stock after the earlier of 2003 or such time as U.S. Neuro, Inc. no longer occupies the RMC premises (see Note B[2]).


NOTE F - STOCKHOLDERS' EQUITY

[1]  STOCK OPTIONS:

     Effective October 23, 1997, the Company adopted a 1997 Stock Option Plan (the "Plan") for officers, directors, consultants and other key personnel of the Company. This plan replaces the 1986 Stock Option Plan which had expired. Options outstanding from the 1986 Option Plan are 99,000 at December 31, 1998. The Plan authorizes the granting of incentive stock options ("ISO") and nonqualified stock options to purchase up to 750,000 shares of the Company's common stock at a price not less than 100% (110% in the case of ISO's granted a person who owns stock possessing more than 10% of the voting power of the Company) of the fair market value of the common stock on the date of grant and provides that no portion of the option may be exercised beyond ten years from that date (five years in the case of ISO's granted to a 10% stockholder). At December 31, 1998, 390,000 options were available for grants.

     All options outstanding granted to employees of the Company shall terminate immediately upon the termination of employment of the employee by the Company or its subsidiaries or its parent.

     Listed below is information as to options granted and exercisable.

                                                                    Weighted
                                           Period Ended              Average          Period Ended            Period Ended
                                        December 31, 1998           Remaining       December 31, 1997       December 31, 1996
                                        -----------------            Life in        -----------------       -----------------
                                                                     Years At                   Average                 Average
                                                        Exercise    December 31,                Exercise                Exercise
                                           Shares         Price         1998          Shares      Price      Shares       Price
                                        -----------     --------    ------------    ----------  --------    ---------   --------

     Options outstanding at
        beginning of the year               491,500       $1.00                        360,000     $1.00     430,000        $1.00
     Granted                                 35,000       $1.00                        325,000     $1.00
     Cancelled                              (67,500)                                    (8,500)
     Expired                                                                          (185,000)              (70,000)
                                         ----------                                   --------              --------
     Options outstanding at
        end of the period                   459,000       $1.00           8.67         491,500     $1.00     360,000        $1.00
                                         ==========                                   ========               =======
     Options exercisable at
        end of the year                     459,000       $1.00           8.67         491,500     $1.00     338,375        $1.00
                                         ==========                                    =======               =======

No compensation expense relating to the stock option grants was recorded in 1998 and 1997 as the option exercise prices were greater than the fair market value of the stock at date of grant. There were no options granted during 1996.

GHS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997


NOTE F - STOCKHOLDERS' EQUITY  (CONTINUED)

[1]  STOCK OPTIONS:  (CONTINUED)

     Pro forma information regarding net income (loss) and basic and diluted income (loss) per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The following pro forma information gives effect to fair value for those options issued during 1998 and 1997 and which was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: dividend yield 0%, volatility of 60%, risk free interest rates of 6.09% and 5.50% and expected life of 10 years.


                                                                                        Year Ended December 31,
                                                                                    -----------------------------
                                                                                         1998             1997
                                                                                    ------------     ------------
              Loss from continuing operations:
                 As reported                                                        $   (909,000)    $   (11,000)
                 Pro forma                                                              (935,000)       (210,000)
              Basic and diluted loss per share from continuing operations:
                 As reported                                                             $(.14)          $.00
                 Pro forma                                                                (.14)          (.03)


[2]  PREFERRED STOCK:

     The Company has authorized 1,000,000 shares of preferred stock, none of which is issued. The rights and preferences of preferred stock are established at the discretion of the Board of Directors upon issuance.

[3]  ISSUANCE OF WARRANTS:

     On November 30, 1993, the Company granted warrants to a stockholder to purchase 200,000 shares of the Company's common stock at a purchase price of $1.00 per share, which equaled fair value at the date of grant. Such warrants were granted as consideration for services rendered in connection with a private placement of securities. The warrants contain registration and certain anti-dilution rights and expire on November 30, 2003.


NOTE G - COMMITMENTS AND OTHER MATTERS

[1]  LEASE AGREEMENT:

     On March 5, 1998 the Company entered into a lease for office premises which expires March 31, 2003. The terms of the lease include an escalation clause beginning January 1, 1999 for payment of a pro rata share of certain operating expenses.

GHS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997


NOTE G - COMMITMENTS AND OTHER MATTERS  (CONTINUED)

[1]  LEASE AGREEMENT:  (CONTINUED)

     Minimum future obligations under the operating lease are as follows:


              Year Ending
             December 31,
             -------------
                1999                                                          $   32,000
                2000                                                              32,000
                2001                                                              32,000
                2002                                                              32,000
                Thereafter                                                         8,000



     Rent expense was $21,000 for 1998. No rent was paid in connection with continuing operations during 1997 or 1996.

[2]  CONCENTRATIONS:

     For the years ended December 31, 1998 and 1997 the Company derived substantially all its patient revenue from two hospitals, one of which accounted for 60% and 90%, respectively of the Company's revenue. For the year ended December 31, 1996 one hospital accounted for all of the Company's patient revenue.

     The Company has been dependent on one manufacturer who sells, supplies and services the Gamma Knife.


NOTE H - TAXES

The components of the income tax provision (benefit) applicable to continuing operations is comprised of the following:


                                                                        Year Ended December 31,
                                                              -------------------------------------------
                                                                   1998           1997           1996
                                                              ------------   ------------    ------------
       Current:
          Federal                                             $   (153,000)  $   (112,000)   $          0
          State                                                    (38,000)        (2,000)              0
                                                              ------------   ------------    ------------

                                                                  (191,000)      (114,000)              0
                                                              ------------   ------------    ------------
       Deferred:
          Federal                                                 (208,000)       106,000        (353,000)
          State                                                    (52,000)             0         (49,000)
                                                              ------------   ------------    ------------

                                                                  (260,000)       106,000        (402,000)
                                                              ------------   ------------    ------------
       Income tax provision (benefit)                         $   (451,000)  $     (8,000)   $   (402,000)
                                                              ============   ============    ============


GHS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997

NOTE H - TAXES  (CONTINUED)

A reconciliation of the tax provision (benefit) calculated at the statutory federal income tax rate with amounts reported in the statements of operations applicable to continuing operations follows:


                                                                              Year Ended December 31,
                                                                    ------------------------------------------
                                                                       1998           1997            1996
                                                                    ----------      --------      ------------
       Income tax provision (benefit) at the federal
          statutory rate                                            $ (462,000)     $ (6,000)     $     54,000
       State income tax provision (benefit), net of federal
          taxes                                                        (75,000)       (2,000)            7,000
       Permanent difference for portion of accrued
          litigation settlement                                        114,000
       Change in valuation allowance                                                                  (463,000)
       Other                                                           (28,000)
                                                                    ----------      --------      ------------
       Income tax provision (benefit)                               $ (451,000)     $ (8,000)     $   (402,000)
                                                                    ==========      ========      ============


Items which give rise to deferred tax assets and liabilities are as follows:


                                                                                    December 31,
                                                                    ---------------------------------------------
                                                                       1998              1997            1996
                                                                    ------------     ------------    ------------
        Litigation settlement accrued for financial reporting
           purposes                                                 $    260,000
        Net operating loss carryforward                                                              $ 1,013,000
        Allowance for doubtful accounts                                                                   64,000
        Excess of tax depreciation over book depreciation               (450,000)    $   (450,000)      (344,000)
        Valuation allowance                                                                             (270,000)
                                                                    ------------     ------------    ------------
        Deferred tax asset (liability) - net                        $   (190,000)    $   (450,000)   $   463,000
                                                                    ============     ============    ===========



The valuation allowance decreased by $270,000 in 1997 and $348,000 in 1996. The 1997 decrease was reflected as a tax benefit in discontinued operations. The 1996 decrease was reflected as a tax benefit of $463,000 in continuing operations. The $115,000 net difference was related to the net operating loss attributable to discontinued operations. In 1998 no valuation allowance was provided for the deferred tax asset because management believes that it is more likely than not that the benefit will be realized through future taxable income.


NOTE I - DISCONTINUED OPERATIONS

On July 15, 1997, the Company sold substantially all the assets of two of its subsidiaries, Web Health Inc. (formerly Global Health Systems, Inc.) and Kachina Ventures, Inc. (formerly GHS Management Services, Inc.) to Health Management Systems, Inc. (see Note A[1]).

In addition, in December 1997 the Company sold its 20% investment in FSN to CMSF, Inc. (see Note A[1]).

GHS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997

NOTE I - DISCONTINUED OPERATIONS  (CONTINUED)

Net assets of discontinued operations included in the consolidated balance sheet as of December 31, 1997 consist of accounts receivable of $43,000.

The condensed statement of loss from discontinued operations attributable to subsidiaries whose net assets were sold is presented below.


                                                                                     Year Ended December 31,
                                                                          -------------------------------------------
                                                                             1998           1997             1996
                                                                          -----------  -------------    -------------
      Revenue                                                             $    56,000  $   1,202,000    $   2,780,000
      Costs and expenses                                                                   1,947,000        3,375,000
                                                                          -----------  -------------    -------------
      Income (loss) from operations before income tax (benefit)                56,000       (745,000)        (595,000)
                                                                          -----------  -------------    -------------
      Income tax (benefit):
         Current                                                               22,000        (70,000)
         Deferred                                                                           (155,000)         (82,000)
                                                                          -----------  -------------    -------------

                                                                               22,000       (225,000)         (82,000)
                                                                          -----------  -------------    -------------

      Income (loss) from discontinued operations                          $    34,000  $    (520,000)   $    (513,000)
                                                                          ===========  =============    =============


NOTE J - PURCHASE OF MINORITY INTEREST AND RELATED LITIGATION

In 1993, pursuant to an agreement (the "USN Agreement") between the Company and
A. Hyman Kirshenbaum, M.D. ("Kirshenbaum") and Jerry Brown, Ph.D ("Brown"), the Company, among other things, granted an aggregate 20% interest in USN to Brown and Kirshenbaum. In addition, following the execution of the USN Agreement, Kirshenbaum was appointed as an officer of USN and Brown was appointed to the Company's Board of Directors and executed an employment agreement with USN. Under the terms of the USN Agreement, the Company possessed the right to repurchase for cash or common stock such 20% interest during each of the third through sixth full fiscal years of the USN Agreement. The Company exercised its right to repurchase the 20% interest in USN in September 1996 at a value of $38,781.40, which value was calculated by the Company in accordance with the terms of the USN Agreement and in 1997 the Company paid the purchase price through the issuance of shares of common stock valued at $31,332 plus offsetting a receivable of $7,450 from Brown against the purchase price. Such valuation was disputed by Brown and Kirshenbaum.

In June 1997, the Company instituted an action (the "Declaratory Action") in the United States District Court of Maryland, Southern Division against Kirshenbaum and Brown seeking a declaration from the Court that its repurchase of Brown's and Kirshenbaum's 20% interest in USN for $38,781.40 was fair and equitable. Because of the dispute between the Company and Brown and Kirshenbaum on the valuation of their 20% interest in USN, the Company filed the Declaratory Action to determine: (1) whether the Company's repurchase is proper; (2) whether the valuation of Brown's and Kirshenbaum's 20% interest in USN is just and fair; and
(3) whether Brown's and Kirshenbaum's valuation of their 20% interest in USN is improper. If successful in this action, the Company will be entitled to purchase Brown's and Kirshenbaum's 20% interest for $38,781.40. If unsuccessful, and Brown's and Kirshenbaum's valuation is determined to be correct, the Company may be required to purchase Brown's and Kirshenbaum's interests in USN for approximately $584,497.

GHS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997


NOTE J - PURCHASE OF MINORITY INTEREST AND RELATED LITIGATION  (CONTINUED)

In response to the Declaratory Action, Brown and Kirshenbaum filed a counterclaim and third party claim against the Company, USN and others. The counterclaim against the Company and third party claim against USN and the other parties is purportedly for violations of: (1) the RICO statutes; (2) various causes of action for fraud; and (3) various causes of action for breach of contract. The United States District Court of Maryland dismissed the RICO claims against USN and the Company. The fraud counts seek damages of not less than $9 million per count and also seek the imposition of treble damages for punitive damages for the fraud counts. The breach of contract counts range from $250,000 to $600,000. The claims of fraud arise out of an alleged conspiracy between the Company and other parties to misappropriate a business concept allegedly created by Brown and Kirshenbaum. The remainder of Brown's and Kirschenbaum's claims are in the nature of a breach of contract between the Company, USN and Brown and Kirshenbaum.

In addition to the above-described federal court action, Brown has filed a state court action in the District Court in and for Montgomery County, Maryland against USN and other parties seeking breach of contract damages for lost salary, unreimbursed expenses and for consequential damages and costs arising out of what he claims to be an improper termination from USN. Brown seeks approximately $381,000 for lost salary and $36,000 for unreimbursed expenses in addition to the consequential damages and treble damages he seeks under his various counts of his compliant. USN has and continues to vigorously defend this action. Because the case is in the initial pleading stages, no evaluation of the likelihood of an unfavorable outcome can be made at this time.

In January 1999 the parties participated in a settlement conference and reached a tentative agreement to settle all of the claims currently pending between the parties. While no formal settlement agreement has been signed to date, the parties have agreed to administratively close the Declaratory Action, counterclaim and third party claim for a period of sixty (60) days in order to finalize the settlement documentation. A $934,000 liability was established at December 31, 1998 for this proposed settlement.


NOTE K - EMPLOYEES' 401(K) PLAN

During 1997 the Company established a 401(k) plan covering substantially all its employees, which includes employer participation, in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan allows participants to make pretax contributions and the Company may, at its discretion, match certain percentages of the employee contribution. All amounts contributed to the plan are deposited into a trust fund administered by independent trustees. The Company's discretionary matching 401(k) contributions for 1998 and 1997 were $13,000 and $2,200, respectively.

NOTE L - SUBSEQUENT EVENTS

[1]  SPIN-OFF OF USN:

     On May 27, 1999, GHS entered into an Agreement and Plan of Distribution ("Distribution Agreement") and an Assignment and Assumption Agreement (the "Assignment Agreement") between GHS and USN. GHS owned 100% of the outstanding capital stock of USN, a Delaware corporation. Under the Assignment Agreement, the majority of the assets and liabilities of GHS and its subsidiaries were assigned and transferred to USN. The assets remaining in GHS and its subsidiaries after the assignment were $3.0 million of cash. The remaining obligations of GHS were a $0.4 million obligation relating to a Common Stock put option which was cancelled on June 3, 1999. Under the Distribution Agreement, on September 16, 1999, GHS distributed to holders of its Common Stock one share of USN common stock for each share of Common Stock of GHS owned. After the USN Spin-Off, USN is a separate company which owns and operates stereotactic radiosurgery centers, utilizing the Gamma Knife technology. Accordingly, substantially all activities included in these financial statements became discontinued operations in 1999.

GHS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997


NOTE L - SUBSEQUENT EVENTS

[2]  REVERSE ACQUISITION OF CHANGE YOUR LIFE.COM, LLC ("CYL"):

     On May 27, 1999, GHS issued 99,059.338 shares of a newly-designated Series A Convertible Preferred Stock, par value $0.01 per share, to the members of CYL in exchange for 100% of the membership interests in CYL. The shares of Series A Preferred Stock have voting rights on an as converted basis, a liquidation preference of $1 per share and were automatically convertible into an aggregate of 30,708,395 shares of common stock of GHS, par value $0.01 per share (the "Common Stock"), on the later of (i) the next business day following the date of filing of a certificate of an amendment to GHS's Restated Certificate of Incorporation that increased the number of authorized shares of Common Stock to a number sufficient to permit the conversion of all of the then outstanding shares of Series A Preferred Stock into shares of the Common Stock or (ii) the next business day following the record date for the spin-off of U.S. Neurosurgical, Inc. ("USN"). As a result of this transaction, the members of CYL obtained voting control of GHS; accordingly, for accounting purposes, the transaction is treated as a reverse acquisition with CYL as the acquirer. In addition, as the only assets of GHS at the time of the transaction were cash and the assets of the discontinued operations of USN, the transaction was accounted for as a recapitalization of CYL with the issuance of Common Stock and options and warrants to purchase Common Stock to the pre-transaction common stockholders of GHS in exchange for cash. Accordingly, the consolidated financial statements of the Company in future filings will be the historical financial statements of CYL and will include the operations of GHS from May 27, 1999.

[3]  CONCEPT DEVELOPMENT ACQUISITION:

     On May 27, 1999, GHS acquired all of the outstanding capital stock of Concept Development Inc. ("Concept Development" or "CDI"). Concept Development was formed in September 1996 to provide on-line general-interest continuing education courses. Concept Development did not conduct operations prior to the merger and had assets of $1,000. GHS paid $2.0 million in cash and issued an aggregate of 50,000 shares of newly-designated Series C Preferred Stock to the sole stockholder of Concept Development (the "Merger Shares"), in exchange for all of the outstanding capital stock of Concept Development. The shares of Series C Preferred Stock issued in the CDI Merger are automatically convertible into an aggregate of 500,000 shares of the Common Stock on the next business day following the record date for the USN Spin-Off, and vote on an as converted basis with the Common Stock. The fair value of the Merger Shares was $90 per preferred share (aggregating $4,500,000), based on the price paid for similar preferred shares issued in a contemporaneous private placement (described below). GHS has the right to repurchase the merger shares upon certain circumstances. The acquisition of Concept Development was accounted for as a purchase with the purchase price allocated to the intangible assets underlying a related employment agreement including certain noncompete restrictions, which agreement has a three year term, and to the license agreement entered into with The Learning Annex (described below). The resulting intangible assets are being amortized over three years.

GHS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997


NOTE L - SUBSEQUENT EVENTS  (CONTINUED)

[4]  OPTION AGREEMENT:

     On May 27, 1999, GHS entered into an Option Agreement with The Learning Annex pursuant to which, among other things, GHS obtained the option to acquire The Learning Annex. The Learning Annex is a provider of continuing education courses. The Option is exercisable, on the terms and subject to the conditions in the Option Agreement, at any time from May 27, 1999 through May 27, 2004 at an exercise price based on a pre-negotiated price structure. GHS paid $75,000 on May 27, 1999 for the first year of the Option and is required to pay $125,000, $200,000, $500,000 and $750,000, respectively, to maintain the Option in each of the subsequent four years. In addition, GHS entered into a license agreement with The Learning Annex for the exclusive on-line use of its intellectual property and sale of certain of its merchandise over the Internet as well as certain co-marketing and co-promotion activities. As consideration for the license, GHS issued certain equity securities of GHS to The Learning Annex and is required to pay an annual license fee. The value of the stock issued is recorded as an intangible asset and is being amortized over the initial term of the license. The annual fee is charged to expense as incurred.

[5]  PRIVATE PLACEMENT:

     On May 27, 1999, GHS completed a private placement of 178,582 shares (the "Shares") of a newly-designated class of Series B Preferred Stock at a purchase price of $90 per share, resulting in net proceeds of approximately $15.1 million to GHS. Each share of Series B Preferred Stock was automatically convertible into 10 shares of Common Stock on the next business day following the record date for the USN Spin-Off, and was entitled to vote on an as converted basis with the Common Stock. GHS has agreed to file a registration statement under the Securities Act of 1933 as promptly as practicable following the closing of the private placement covering the shares of Common Stock underlying the Series B Preferred Stock. The Shares were sold pursuant to an exemption from the registration requirements of the Securities Act of 1933.

                                 DREAMLIFE, INC.



                               1,843,270 SHARES OF



                                  COMMON STOCK
















                                January 28, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us.


         Securities and Exchange Commission filing fee.....................................$7,543
         Printing expenses.................................................................10,000
         Legal, accounting and other professional services.................................50,000
         Miscellaneous.....................................................................10,000
                                                                                          -------
           Total..........................................................................$77,543
                                                                                          =======

         All of the amounts shown are estimates except for the fee payable to the Securities and Exchange Commission.

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Delaware General Corporation Law authorizes us to grant indemnities to directors and officers in terms sufficiently broad to permit indemnification of such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. In addition, we have obtained Directors' and Officers' Liability Insurance, which insures officers and directors against certain liabilities such persons may incur in their capacities as our officers or directors.

         Article Nine of our certificate of incorporation provides as follows:

         The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         Article Nine of our bylaws provides in relevant part as follows:

         The corporation shall indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the corporation, and whether civil or criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Where required by law, the indemnification provided for herein shall be made only as authorized in the specific case upon a determination, in the manner provided by law, that indemnification of the director, officer, employee or agent is proper in the circumstances.

         The corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. To the full extent permitted by law, the indemnification provided herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the corporation to indemnify any other person for such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

ITEM 16.      EXHIBITS

         The following is a list of exhibits filed as part of this registration statement.



                  Exhibit
                  Number           Description and Method of Filing
                  ---------        ----------------------------------------
                     2(a)          Contribution  and  Exchange  Agreement  dated  as of  May  20,  1999  among  the registrant,  Change Your Life.com,  LLC,  Anthony J. Robbins,  Robbins  Research
                                   International Inc. and CYL Development Holdings, LLC (1)

                     2(b)          Agreement and Plan of Reorganization dated as of May 27, 1999 among the registrant, Concept
                                   Acquisition Corporation, Concept Development, Inc., William Zanker and Debbie Dworkin (1)(2)

                     2(c)          Agreement  of  Merger  dated  as of May 27,  1999  between  Concept  Acquisition
                                   Corporation and Concept Development, Inc.(1) (2)

                     5             Opinion of Orrick, Herrington & Sutcliffe LLP

                    10(a)          Content Provider Agreement and License effective as of April 23, 1999 between Change
                                   Your Life.com, LLC, Anthony J. Robbins and Research International Inc.(1)(2)

                    10(b)          Escrow Agreement dated as of May 27, 1999 among the registrant, Debbie Dworkin and
                                   State Street Bank and Trust Company (1) (2)

                    10(c)          Repurchase  Agreement  dated  as of May 27,  1999  between  the  registrant  and
                                   Debbie Dworkin (1) (2)

                    10(d)          Employment  Agreement  dated  as of May 27,  1999  between  the  registrant  and
                                   William Zanker (1)

                    10(e)          Exclusive License and Marketing Agreement dated as of May 27, 1999 among the registrant, Seligman Greer Communication Resources, Inc., SGS Communications
                                   Resources, Inc., Seligman Greer Sandberg Enterprises, Inc., SGC Communication
                                   Resources LLC and Learning Annex Interactive LLC (1) (2)

                    10(f)          Option Agreement dated as of May 27, 1999 among the registrant, Seligman Greer
                                   Communication Resources, Inc., SGS Communication Resources, Inc., Seligman Greer
                                   Sandberg Enterprises, Inc., SGC Communication Resources LLC and Learning Annex Interactive
                                   LLC and certain shareholders and members, as applicable, of such entities other than the registrant listed therein (1) (2)

                    10(g)          Registration  Rights  Agreement  dated as of May 27, 1999 among the  registrant,
                                   Anthony J. Robbins,  Robbins  Research  International  Inc. and CYL  Development
                                   Holdings, LLC (1)


                                      II-3



                    10(h)          Stockholders  Agreement dated as of May 27, 1999 among the  registrant,  Anthony
                                   J.  Robbins,   Robbins   Research   International   Inc.  and  CYL   Development
                                   Holdings, LLC (1)

                    10(i)          Lease  for 425 West 15th  Street,  Floor 3R,  New York,  New York  dated May 21,
                                   1999 between the registrant and CFG/AGSB Chelsea Ninth, L.L.C. (3)

                    10(j)          Distribution Agreement dated May 27, 1999 between the registrant and USN (4)

                    10(k)          Tax Matters Agreement dated May 27, 1999 between the registrant and USN (4)

                    10(l)          Assignment  and Assumption  Agreement  dated May 27, 1999 between the registrant and USN (4)

                    10(m)          1997 Stock Option Plan (5)

                    10(n)          1999 Employee Stock Option Plan (6)

                    10(o)          1999 Outside Directors Stock Option Plan (6)

                    10(p)          1999 Consultants Stock Option Plan (6)

                    23.1           Consent of Orrick, Herrington & Sutcliffe LLP (included in opinion filed as Exhibit 5)

                    23.2           Consent of Richard A. Eisner & Company LLP (previously filed)

                    24             Power of Attorney (previously filed)


-------------------------
(1) Incorporated by reference from the identically numbered exhibit to the registrant's Form 8-K/A dated May 27, 1999 and filed with the Securities and Exchange Commission as of June 11, 1999.
(2) Confidential treatment has been requested for certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
(3) Incorporated by reference to Exhibit 10(i) to the registrant's Quarterly Report on Form 10-Q for the period from April 21, 1999 through June 30, 1999.

(4) Incorporated by reference to exhibits to U.S. Neurosurgical, Inc.'s (a former subsidiary of the registrant) Form 10 as filed with the Securities and Exchange Commission on July 1, 1999.

(5) Incorporated by reference to Exhibit 10(k) to the registrant's 1997 Annual Report on Form 10-K.

ITEM 17. UNDERTAKINGS

A. RULE 415 OFFERING

     The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sale; are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3, and the information required to be, included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange

Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

C. INCORPORATED ANNUAL AND QUARTERLY REPORTS

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D. REQUEST FOR ACCELERATION OF EFFECTIVE DATE

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, dreamlife certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on January 28, 2000.

                                       DREAMLIFE, INC.

                                       By:      /s/ Beth Polish
                                           ---------------------------------
                                       Beth Polish
                                       President and Chief Operating Officer




         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



                 Signature                                Title of Capacities                             Date
                 ---------                                -------------------                             ----


/s/ Beth Polish                                 President and Chief Operating Officer       January 28, 2000
----------------------------------------
Beth Polish


 /s/  Philicia G. Levinson                      Senior Vice President, Chief Financial      January 28, 2000
----------------------------------------           Officer, Secretary & Treasurer
Philicia G. Levinson


/s/       *                                                    Director                     January 28, 2000
----------------------------------------
Anthony J. Robbins


/s/       *                                                    Director                     January 28, 2000
----------------------------------------
W. Grant Gregory


/s/       *                                                    Director                     January 28, 2000
----------------------------------------
H. Peter Guber


/s/       *                                                    Director                     January 28, 2000
----------------------------------------
Peter A. Lund


/s/       *                                                    Director                     January 28, 2000
----------------------------------------
Charles D. Peebler, Jr.


/s/       *                                                    Director                     January 28, 2000
----------------------------------------
Fredric D. Rosen


/s/       *                                                    Director                     January 28, 2000
----------------------------------------
Bruce L. Stein


* /s/ Philicia G. Levinson
----------------------------------------
Philicia G. Levinson, by power of attorney

                                                   EXHIBIT INDEX




                  Exhibit
                  Number                    Description and Method of Filing
                  ---------                 ----------------------------------------

                     2(a)          Contribution  and  Exchange  Agreement  dated  as of  May  20,  1999  among  the registrant,  Change Your Life.com,  LLC,  Anthony J. Robbins,  Robbins  Research
                                   International Inc. and CYL Development Holdings, LLC (1)

                     2(b)          Agreement and Plan of Reorganization dated as of May 27, 1999 among the registrant, Concept
                                   Acquisition Corporation, Concept Development, Inc., William Zanker and Debbie Dworkin (1)
                                   (2)

                     2(c)          Agreement  of  Merger  dated  as of May 27,  1999  between  Concept  Acquisition
                                   Corporation and Concept Development, Inc. (1) (2)

                     5             Opinion of Orrick, Herrington & Sutcliffe LLP

                    10(a)          Content Provider Agreement and License effective as of April 23, 1999 between Change
                                   Your Life.com, LLC, Anthony J. Robbins and Research International Inc. (1) (2)

                    10(b)          Escrow Agreement dated as of May 27, 1999 among the registrant, Debbie Dworkin and
                                   State Street Bank and Trust Company (1) (2)

                    10(c)          Repurchase  Agreement  dated  as of May 27,  1999  between  the  registrant  and
                                   Debbie Dworkin (1) (2)

                    10(d)          Employment  Agreement  dated  as of May 27,  1999  between  the  registrant  and
                                   William Zanker (1)

                    10(e)          Exclusive License and Marketing Agreement dated as of May 27, 1999 among the registrant, Seligman Greer Communication Resources, Inc., SGS Communications
                                   Resources, Inc., Seligman Greer Sandberg Enterprises, Inc., SGC Communication
                                   Resources LLC and Learning Annex Interactive LLC (1) (2)

                    10(f)          Option Agreement dated as of May 27, 1999 among the registrant, Seligman Greer
                                   Communication Resources, Inc., SGS Communication Resources, Inc., Seligman Greer
                                   Sandberg Enterprises, Inc., SGC Communication Resources LLC and Learning Annex Interactive LLC
                                   and certain shareholders and members, as applicable, of such entities other than the registrant listed therein (1) (2)

                    10(g)          Registration  Rights  Agreement  dated as of May 27, 1999 among the  registrant,
                                   Anthony J. Robbins,  Robbins  Research  International  Inc. and CYL  Development
                                   Holdings, LLC (1)



                    10(h)          Stockholders  Agreement dated as of May 27, 1999 among the  registrant,  Anthony
                                   J.  Robbins,   Robbins   Research   International   Inc.  and  CYL   Development
                                   Holdings, LLC (1)

                    10(i)          Lease  for 425 West 15th  Street,  Floor 3R,  New York,  New York  dated May 21,
                                   1999 between the registrant and CFG/AGSB Chelsea Ninth, L.L.C. (3)

                    10(j)          Distribution Agreement dated May 27, 1999 between the registrant and USN (4)

                    10(k)          Tax Matters Agreement dated May 27, 1999 between the registrant and USN (4)

                    10(l)          Assignment  and Assumption  Agreement  dated May 27, 1999 between the registrant and USN (4)

                    10(m)          1997 Stock Option Plan (5)

                    10(n)          1999 Employee Stock Option Plan (6)

                    10(o)          1999 Outside Directors Stock Option Plan (6)

                    10(p)          1999 Consultants Stock Option Plan (6)

                    23.1           Consent of Orrick, Herrington & Sutcliffe LLP (included in opinion filed as Exhibit 5)

                    23.2           Consent of Richard A. Eisner & Company LLP (previously filed)

                    24             Power of Attorney (previously filed)

--------------------------

(1) Incorporated by reference from the identically numbered exhibit to the registrant's Form 8-K/A dated May 27, 1999 and filed with the Securities and Exchange Commission as of June 11, 1999.

(2) Confidential treatment has been requested for certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(3) Incorporated by reference to Exhibit 10(i) to the registrant's Quarterly Report on Form 10-Q for the period from April 21, 1999 through June 30, 1999.

(4) Incorporated by reference to exhibits to U.S. Neurosurgical, Inc.'s (a former subsidiary of the registrant) Form 10 as filed with the Securities and Exchange Commission on July 1, 1999.

(5) Incorporated by reference to Exhibit 10(k) to the registrant's 1997 Annual Report on Form 10-K.